Exhibit 99.2

Gander Mountain Acquisition

On May 26, 2017, CWI, Inc. (“CWI”), an indirect subsidiary of the Company, completed the acquisition of certain assets of the Gander Mountain Company (“Gander Mountain”) and its Overton’s, Inc. (“Overton’s”) boating business through a bankruptcy auction that took place in April 2017 for $35.4 million in cash and $1.0 million of contingent consideration. Prior to the acquisition, Gander Mountain operated 160 retail locations and an ecommerce business that serviced the hunting, camping, fishing, shooting sports, and outdoor markets, and Overton’s operated two retail locations and an ecommerce business that services the marine and watersports markets. We believe these businesses are complementary to our existing businesses and will allow for cross marketing of our consumer services and plans to a wider customer base.

The assets acquired include the right to designate any real estate leases for assignment to CWI or other third parties (the “Designation Rights”), other agreements CWI elects to assume, intellectual property rights, operating systems and platforms, certain distribution center equipment, the Gander Mountain and Overton’s ecommerce businesses and fixtures and equipment for Overton’s two retail locations and corporate operations. Furthermore, CWI committed to exercise Designation Rights and take an assignment of no fewer than 15 Gander Mountain retail leases on or before October 6, 2017, in addition to the two Overton’s retail leases assumed at the closing of the acquisition. The Designation Rights expired on October 6, 2017 after CWI elected to be designated 15 Gander Mountain retail leases. CWI also assumed certain liabilities, such as cure costs for leases and other agreements it elected to assume, accrued time off for employees retained by CWI and retention bonuses payable to certain key Gander Mountain employees retained by CWI. The cure costs for the 15 Gander Mountain leases assumed under the Designation Rights were approximately $1.0 million.

Contingent on our final lease negotiations, our current plan is to open the initial 15 to 20 Gander Mountain stores, which will be rebranded as Gander Outdoors, by the end of the first quarter of 2018 and another 40 to 45 stores during the second and third quarters of 2018, with measured growth thereafter. We assumed 15 Gander Mountain leases on October 6, 2017 through the exercise of Designation Rights and expect to enter into new leases directly with the lessors for the other locations. As a result, we will begin to incur meaningful incremental expenses without the benefit of the full revenue as we begin to ramp the Gander Outdoors business and open stores. We believe Gander Mountain’s and Overton’s consumers’ affinity to the outdoor lifestyle complement our businesses with significant potential opportunity to build on our Good Sam strategy of selling clubs, warranties, insurance and other related products.

Based on our current plans, we currently expect to fund the opening and initial working capital needs of our current goal to operate Gander Mountain stores and certain liabilities that we will assume in connection therewith with available cash on hand and proceeds from the Second Amendment to our Senior Secured Credit Facilities (as described below). We may also be required to raise additional capital from equity or debt financing to finance the opening and operation of Gander Mountain stores. See “Risk Factors — Risks Related to the Gander Mountain Acquisition.”